Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Absolute Software Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share, Absolute Software Corporation Employee Share Purchase Plan	Other(2)	4,449,218	$7.47(2)	$33,235,659	$0.0000927	$3,081
Equity	Common Shares, no par value per share, Absolute Software Corporation Omnibus Equity Incentive Plan	Other(2)	4,449,218	$7.47(2)	$33,235,659	$0.0000927	$3,081
Total Offering Amounts					$66,471,318		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$6,162

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Absolute Software Corporation (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of additional common shares to be offered or sold pursuant to the employee benefit plans described herein.

(2) Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $7.47, the average of the high and low prices of the Registrant’s common shares as reported on the Nasdaq Global Select Market on January 25, 2022.